                                                                     EXHIBIT 3.1



                          CERTIFICATE OF INCORPORATION

                                       OF

                             MISSOURI HOLDINGS, INC.

                                       I.

         The name of the Corporation is Missouri Holdings, Inc.

                                       II.

         The street address of the registered office of the Corporation is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered agent of the Corporation at such office is The Corporation Trust Company.

                                      III.

         The Corporation is organized for the purpose of engaging in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, and the Corporation shall be authorized to exercise and enjoy all powers, rights and privileges conferred upon corporations by the laws of the State of Delaware as in force from time to time, including, without limitation, all powers necessary or appropriate to carry out all those acts and activities in which it may lawfully be engaged.

                                       IV.

         The Corporation shall have authority to issue 21,000,000 shares of capital stock, which shall be divided into two classes with the following designations, preferences, limitations and relative rights:

                  (A) Common Stock. One class shall consist of 20,000,000 shares of common stock having a $ .01 par value, designated "Common Stock."

                  (B) Preferred Stock. One class shall consist of 1,000,000 shares of preferred stock having a $ .01 par value, designated "Preferred Stock." The board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

                                       V.

         The name and mailing address of the Incorporator of the Corporation is:


         NAME                                             ADDRESS
         ----                                             -------
         Robert C. Schwartz                       Suite 3100, Promenade II
                                                  1230 Peachtree Street, N.E.
                                                  Atlanta, Georgia 30309-3592


                                       VI.

         No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article VI shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (as in effect and as hereafter amended) or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Neither the amendment nor repeal of this Article VI, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of any inconsistent provision.

                                      VII.

         The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation on this 30TH day of April, 1998.



                                    /s/ Robert C. Schwartz
                                    --------------------------------------------
                                    Robert C. Schwartz
                                    Incorporator

                                    EXHIBIT A

                            SERIES A PREFERRED STOCK

         1. Designation. 100,000 shares of the preferred stock, par value, $0.01 per share, stated value $10.00 per share, of the Corporation are hereby constituted as a series of the preferred stock designated as "Series A Preferred Stock" (the "Series A Preferred Stock") and having relative rights and preferences to all other classes and series of the capital stock of the Corporation as set forth herein.

         2.       Dividends.

                  No dividends or other distributions shall be declared or payable with respect to Series A Preferred Stock.

         3.       Preference on Liquidation.

                  (a) Liquidation Preference for Series A Preferred Stock. In the event that the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and on account of any such event the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, no distribution of the assets of the Corporation shall be made to the holders of shares of Common Stock or other Junior Securities (as hereinafter defined)(and no monies shall be set apart for such purpose) unless (i) prior thereto, the holders of shares of Series A Preferred Stock shall have received from the assets of the Corporation an amount per share having a value equal to not less than $10.00 (the "Series A Liquidation Preference").

                  (b) Pro Rata Payments. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the assets of the Corporation shall be insufficient to permit the payment in full of the Series A Liquidation Preference for each share of Series A Preferred Stock then outstanding and the full liquidating payments on all Parity Securities (as hereinafter defined) then the assets of the Corporation remaining after the distribution to holders of any Senior Securities (as hereinafter defined) of the full amounts to which they may be entitled shall be ratably distributed among the holders of Series A Preferred Stock and of any Parity Securities in proportion to the full amounts to which they would otherwise be respectively entitled if all amounts thereon were paid in full.

                  (c) Sale not a Liquidation. Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation, merger or other business combination of the Corporation with or into one or more corporations or other Person (as hereinafter defined) shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

                  (d) Notice of Liquidation. Written notice of any liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when and the place or places where amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than thirty (30) days prior to any payment date specified therein, to the holders of record of the Series A Preferred Stock at their respective addresses as shall appear on the records of the Corporation.

         4. Voting. Except as otherwise provided by law, the shares of the Series A Preferred Stock shall have no voting rights.

         5.       Redemption.

                  (a) Redemption Price. Any redemption of the Series A Preferred Stock pursuant to this Section 5 shall be at a price equal to $10.00 per share (the "Redemption Price").

                  (b) Optional Redemption. At the option of the Corporation, shares of the Series A Preferred Stock may be redeemed at any time as a whole or in part from time to time, out of funds legally available therefor, at a cash redemption price of $10.00 per share.

                  (c) Procedures for Redemption. In the event the Corporation shall elect to redeem shares of Series A Preferred Stock pursuant to
Section 5(b), the Corporation shall give written notice of such redemption by first class mail, postage prepaid, mailed not less than thirty (30) nor more than ninety (90) days prior to the Redemption Date (as hereinafter defined), to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock records of the Corporation. Each such notice shall state: (i) the date on which the shares of the Series A Preferred Stock shall be redeemed (the "Redemption Date"); (ii) the number of shares of Series A Preferred Stock to be redeemed; (iii) the Redemption Price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; (v) that payment will be made upon presentation and surrender of such Series A Preferred Stock; and (vi) that such redemption is mandatory. Notice having been mailed as aforesaid, from and after the Redemption Date, unless the Corporation shall be in default in the payment of the Redemption Price (A) shares of Series A Preferred Stock shall be deemed no longer outstanding, and (B) all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation any moneys payable upon redemption without interest thereon) shall cease.

                  Upon surrender in accordance with such notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer with signatures guaranteed), such shares shall be redeemed by the Corporation at the applicable Redemption Price.

         6. Shares to be Retired. Any share of Series A Preferred Stock repurchased or otherwise acquired by the Corporation shall be retired and canceled and shall upon cancellation be restored to the status of authorized but unissued shares of preferred stock, subject to reissuance by the Board of Directors as shares of preferred stock of one or more other series but not as shares of Series A Preferred Stock.

         7. Definitions. As used herein, the following terms shall have the respective meanings set forth below:

                  "Business Day" means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of Florida.

                  "Common Stock" means the Corporation's Common Stock, $.01 par value per share, and any stock into which such Common Stock may hereafter be changed or for which such Common Stock may be exchanged after giving effect to the terms of such change or exchange (by way of reorganization, recapitalization, merger, consolidation or otherwise).

                  "Junior Securities" means the Common Stock and any other class of capital stock or series of preferred stock hereafter created by the Corporation which does not expressly provide that it ranks senior to or pari passu with the Series A Preferred Stock as to dividends, other distributions, liquidation preference or otherwise.

                  "Parity Securities" mean any class of capital stock or series of preferred stock hereafter created by the Corporation which expressly provides that it ranks pari passu with the Series A Preferred Stock as to dividends, other distributions, liquidation preference or otherwise.

                  "Person" or "person" shall mean an individual, partnership, corporation, trust, unincorporated organization, joint venture, government or agency, political subdivision thereof, or any other entity of any kind.

                  "Senior Securities" means any class or series of capital stock, debt instrument or security convertible into capital stock or debt securities of the Corporation other than Parity Securities or Junior Securities.

                  "Series A Liquidation Preference" shall have the meaning set forth in Section 3(a).

                  "Series A Preferred Stock" shall have the meaning set forth in
         Section 1.

         8. Notices. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of (x) receipt of such notice, (y) two Business Days after the mailing of such notice if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms hereof) or (z) the Business Day following the date such notice is put in the possession of an overnight courier, in any case with postage or delivery charges prepaid, addressed: if to the Corporation, to its temporary offices at 9755 Dogwood Road, Suite 310, Roswell, Georgia 30075, Attention: Mary E. Johnson, Secretary and Treasurer of the Corporation, or to an agent of the Corporation designated as permitted by the Articles of Incorporation, or, if to any holder of the Series A Preferred Stock, to such holder at the address of such holder of the Series A Preferred Stock as listed in the stock record books of the Corporation.